Exhibit 99.1

INVESTOR CONTACT:
Investor Relations
Glowpoint, Inc.
+1 973-855-3411
investorrelations@glowpoint.com
www.glowpoint.com

Glowpoint Appoints Telecom Industry Veteran to Board of Directors

Jon A. DeLuca Joins as Chairman of the Board

MURRAY HILL, N.J., December 22, 2011 – Glowpoint, Inc. (NYSE Amex: GLOW), a leading global provider of cloud managed video services, today announced it has appointed Jon A. DeLuca to its Board of Directors to serve as Chairman.  DeLuca is a telecommunications industry veteran with extensive executive management and operations experience across the enterprise and service provider markets.

Mr. DeLuca served as President, CEO and a member of the board of directors of FiberNet Telecom Group, Inc. from 2005 to 2009, as well as FiberNet's Senior Vice President for Finance and CFO from 1999 to 2004.  FiberNet owned and operated metro optical networks, colocation facilities and data centers.  They provided integrated communications services to domestic and global carriers, Internet companies and other network-intensive businesses.  Mr. DeLuca led the sale of FiberNet to Zayo Group, a strategic buyer, in September 2009.  Prior to joining FiberNet, Mr. DeLuca worked at Bear, Stearns & Co. Inc. and Lazard Frères & Co. LLC.

"We are excited to welcome Jon to the Glowpoint Board of Directors," said Joe Laezza, President and CEO of Glowpoint.  "His extensive background and track record – particularly in the fast growth areas of technology and services – as well as his experience in the capital markets provide a natural fit to take the Chairman role at Glowpoint.”

"This is a great time to be joining the Board at Glowpoint," said Mr. DeLuca.  "Glowpoint is very well positioned as a leader in the market for cloud managed video services.  The industry dynamics are strong, and I look forward to helping Glowpoint leverage this opportunity."

Supporting Links

•	Glowpoint Investor Information (http://www.glowpoint.com/about/investors.asp)

About Glowpoint

Glowpoint, Inc. (NYSE Amex: GLOW) provides cloud managed video services that make the delivery of consistently high-quality video conferencing and telepresence service as simple as using the internet, between any technology, network and business. Using our OpenVideo™ cloud architecture, Glowpoint enables organizations of all sizes to adopt business-class video easily, scale instantly and collaborate openly, yet securely across technology boundaries – to realize the full value of visual communications. To learn more please visit www.glowpoint.com.